Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


                                 by and between

                              BALCHEM CORPORATION,
                                  as Purchaser

                                       and

                            LODERS CROKLAAN USA, LLC,
                                    as Seller




                               Dated June 30, 2005

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

ARTICLE 1   Defined Terms......................................................1
   1.1      Definitions........................................................1
   1.2      Interpretation.....................................................5

ARTICLE 2   Purchase and Sale of Acquired Assets...............................5
   2.1      Agreement to Sell and Purchase.....................................5
   2.2      Excluded Assets....................................................6
   2.3      Assumed Liabilities................................................6
   2.4      Excluded Liabilities...............................................6
   2.5      Closing............................................................7
   2.6      Post-Closing Audit.................................................8

ARTICLE 3   Consideration and Payment Terms....................................8
   3.1      Amount of Purchase Price...........................................8
   3.2      Earnout............................................................8
   3.3      Allocation of Purchase Price.......................................9
   3.4      Payment of Closing Date Purchase Price.............................9

ARTICLE 4   Representations and Warranties of Seller..........................10
   4.1      Organization and Standing.........................................10
   4.2      Noncontravention..................................................10
   4.3      Authorization; Binding Effect.....................................10
   4.4      Financial Information.............................................10
   4.5      Events Subsequent to December 31, 2004............................11
   4.6      Absence of Undisclosed Liabilities................................11
   4.7      Compliance with Law...............................................11
   4.8      Title to Acquired Assets; Condition of Assets.....................12
   4.9      Facility; Improvements............................................12
   4.10     Environmental, Health and Safety Matters..........................12
   4.11     Litigation........................................................13
   4.12     Governmental Consents.............................................13
   4.13     Assigned Agreements...............................................13
   4.14     Intellectual Property.............................................14
   4.15     Certain Payments..................................................14
   4.16     Licenses and Permits..............................................14
   4.17     Insurance.........................................................15
   4.18     Product Warranties................................................15
   4.19     Transactions with Certain Persons.................................15
   4.20     Brokers and Finders...............................................15
   4.21     Inventories.......................................................15
   4.22     Customers and Vendors.............................................15
   4.23     Employees.........................................................16
   4.24     Labor Relations...................................................16
   4.25     Absence of Questionable Payments..................................16

                                                                            PAGE
                                                                            ----

   4.26     Information Disclosed to Toller...................................16
   4.27     Disclosure........................................................16

ARTICLE 5   Representations and Warranties of Purchaser.......................17
   5.1      Organization, Standing and Corporate Authority....................17
   5.2      Brokers and Finders...............................................17
   5.3      Binding Effect; Governmental Consents.............................17
   5.4      Noncontravention..................................................17

ARTICLE 6   Covenants of Seller...............................................18
   6.1      Conduct of Business...............................................18
   6.2      Confidentiality...................................................18
   6.3      Access Pending Closing............................................18
   6.4      Consents of Third Parties.........................................19
   6.5      Closing Documents.................................................19
   6.6      Employees, Employee Benefits and Labor Relations..................19
   6.7      Post-Closing Collection of Accounts Receivable....................19
   6.8      Noncompetition....................................................19
   6.9      Payment of Certain Fees...........................................20
   6.10     Environmental Permits.............................................20
   6.11     Regulatory Matters................................................20

ARTICLE 7   Covenants of Purchaser............................................20
   7.1      Payment of Certain Fees...........................................20
   7.2      Consents of Third Parties.........................................21
   7.3      Confidentiality...................................................21
   7.4      Closing Documents.................................................21
   7.5      Collection of Accounts Receivable.................................21
   7.6      Employees, Employee Benefits and Labor Relations..................21
   7.7      Environmental Permits.............................................21
   7.8      Regulatory Matters................................................21

ARTICLE 8   Conditions to Purchaser's Obligation to Close.....................22
   8.1      Accuracy of Representations and Warranties........................22
   8.2      Performance.......................................................22
   8.3      Closing Documents.................................................22
   8.4      Certificate of Seller.............................................23

ARTICLE 9   Conditions to Seller's Obligation to Close........................23
   9.1      Accuracy of Representations and Warranties........................23
   9.2      Performance of Agreements.........................................23
   9.3      Closing Documents.................................................23
   9.4      Certificate of Purchaser..........................................24

ARTICLE 10  Termination.......................................................24
   10.1     Termination.......................................................24
   10.2     Effect of Termination.............................................25

ARTICLE 11  Indemnification and Survival......................................25
   11.1     Indemnification of Purchaser......................................25

                                                                            PAGE
                                                                            ----

   11.2     Indemnification of Seller.........................................26
   11.3     Procedure for Indemnification.....................................26
   11.4     Survival..........................................................28
   11.5     Interest Upon Damages.............................................28
   11.6     Minimum Threshold; Maximum Liability..............................28
   11.7     Exceptions to the Cap.............................................28
   11.8     Exclusive Remedy..................................................28

ARTICLE 12  Miscellaneous.....................................................29
   12.1     Written Agreement to Govern.......................................29
   12.2     Severability......................................................29
   12.3     Notices and Other Communications..................................29
   12.4     Counterparts......................................................30
   12.5     Law to Govern.....................................................30
   12.6     Successors and Assigns; Assignment................................31
   12.7     Further Assurances................................................31
   12.8     Disclosure Schedule...............................................31
   12.9     Modification......................................................31
   12.10    Waiver of Provisions..............................................31
   12.11    Expenses..........................................................31
   12.12    Public Statements.................................................31
   12.13    Dispute Resolution................................................31

                            ASSET PURCHASE AGREEMENT
                            ------------------------


      THIS ASSET PURCHASE AGREEMENT  ("Agreement") is made and entered into this
                                       ---------
30th day of June, 2005, by and among BALCHEM CORPORATION, a Maryland corporation ("Purchaser") and LODERS CROKLAAN USA, LLC, an Illinois limited liability
  ---------
company ("Seller").
          ------

                                    RECITALS:

      WHEREAS,  Seller is engaged  in,  among  other  things,  the  business  of
fluidized  bed   encapsulation   and  fluidized  bed  granulation  of  food  and
pharmaceutical products (the "Business"); and
                              --------

      WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller relating to the Business; and

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

                                   ARTICLE 1
                                   ---------

                                  Defined Terms
                                  -------------

      1.1 Definitions.  In addition to the terms defined specifically  elsewhere
          -----------
herein (including the Recitals) the following terms shall have the following meanings:

      "Accounts  Receivable" means all accounts  receivable owed to Seller as of
       --------------------
the close of business on the day immediately prior to the Closing Date, and which are no older than sixty (60) days, with respect to the Products sold by Seller prior to the Closing Date.

      "Affiliate"   means,  with  respect  to  any  Person,   any  other  Person
       ---------
controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, the term "control" (and correlative terms) means (a) the ownership of 50% or more of the equity interest in a Person, or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person.

      "Assignment and Assumption  Agreement" means the Assignment and Assumption
       ------------------------------------
Agreement executed in connection herewith.

      "Bill of Sale" means the Bill of Sale executed in connection herewith.
       ------------

      "Business Day" means any day other than Saturday, Sunday and any day which
       ------------
is a legal holiday under the laws of the State of Illinois or a day on which banking institutions in such state are authorized by law or other governmental action to close.

      "Claim"  means  a  written   demand,   claim,   complaint,   cross-demand,
       -----
cross-claim, counterclaim, cross-complaint, summons, notice of violation, arbitration notice, or other written notice, communication or action pursuant to which a Person (including a Governmental Authority) (a) notifies another Person that the first Person has suffered or incurred Losses for which the second Person may be liable or responsible; (b) alleges that such second Person has violated a Law or is otherwise liable or responsible for Losses arising under a Law; (c) asserts legal, equitable, contractual or other rights or remedies against such second Person; (d) institutes or commences a Proceeding against such second Person; (e) otherwise makes any demand or claim on such second Person; or (f) threatens to do any of the foregoing.

      "Code" means the Internal Revenue Code of 1986, as amended.
       ----

      "Confidentiality  Agreement" means that certain Confidentiality  Agreement
       --------------------------
made by and between Purchaser and Seller dated as of March 18, 2005.

      "Consent" means any consents or approval of any Governmental  Authority or
       -------
any other Person.

      "Disclosure   Schedule"  means  the  Disclosure   Schedule   delivered  in
       ---------------------
connection herewith.

      "Environmental  Costs  or  Liabilities"  means  any  losses,  liabilities,
       -------------------------------------
obligations, damages, fines, penalties, judgments, settlements, actions, claims, demands, costs and expenses (including costs relating to personal injury, death or property damage, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup and monitoring activities) arising from, under or in connection with (a) any violation of or liability under any Environmental Laws, (b) any remedial obligation under or relating to any Environmental Laws or (c) any liability or claim relating to the release of, presence of, or exposure to, any Hazardous Substance.

      "Environmental  Laws" means all Laws and rules of common law pertaining to
       -------------------
the environment, health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C ss. 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act (42 U.S.C. ss. 6901 et seq.), the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C ss. 7401 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Federal Water Pollution Control Act, the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970 (42 U.S.C. ss. 11001 et seq.), the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may have been amended or supplemented.

      "Escrow"  shall mean the escrow account  established  with Chicago Title &
       ------
Trust Company pursuant to the Option Agreement.

      "Facility"  means that  portion of Seller's  facility  located at 24708 W.
       --------
Durkee Road, Channahon, Illinois, which is primarily used for operation of the Business and which is the subject of the Lease.

      "FDA" means the U.S. Food and Drug Administration.
       ---

      "Governmental  Authority" means any governmental  department,  commission,
       -----------------------
board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof, or any similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions.

      "Hazardous  Substances"  means  (A)  any  hazardous  materials,  hazardous
       ---------------------
wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or asbestos-containing material; (C) polychlorinated biphenyls ("PCBs"), or PCB-containing materials, or fluids; (D) any petroleum, petroleum
  ----
hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (E) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

      "IRS" means the Internal Revenue Service.
       ---

      "Knowledge" means, with respect to Seller, the actual knowledge, after due
       ---------
inquiry, of Donald C. Grubba (with respect to all matters), Tom Cain (with respect to environmental, safety and health matters only), Linda McLaren (with respect to product quality and compliance matters only), Manuel Laborde (with respect to customer matters only), Steve Flentge (with respect to financial matters only) and Claudia Sedath (with respect to production capability matters only.)

      "Law" means any applicable  constitutional  provision,  statute, act, code
       ---
(including the Code), law, regulation, rule, ordinance, order, decree, ruling proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter, of a Governmental Authority having valid jurisdiction.

      "Lease"  means the  industrial  building  lease to be entered  into by and
       -----
between Seller (as lessor) and Purchaser (as lessee) in connection herewith, in the form as mutually agreed by Seller and Purchaser.

      "Lien" means all burdens, encumbrances and defects affecting the ownership
       ----
of an asset, including (a) liens, security interests, mortgages, deeds of trust, pledges, conditional sale or trust receipt arrangement, consignment or bailment for security purposes, finance lease, or other encumbrances of any nature whatsoever securing any obligation, whether such interest is based on common law, statute or contract; (b) any rights of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; and (c) any other reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, easements, servitudes, occupancy agreements, equities, charges, assessments, defects in title, liabilities, claims, agreements, obligations, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, absolute or contingent, legal or equitable, real or personal, or otherwise.

      "Losses"  means  losses,  liabilities,   assessments,   cleanup,  removal,
       ------
remediation and restoration obligations, judgments, awards, damages, natural resource damages, contribution, cost-recovery and compensation obligations, fines, fees, penalties, and costs and expenses (including litigation costs and attorneys' and experts' fees and expenses).

      "Offer" means any outstanding, unaccepted offer.
       -----

      "Option  Agreement"  means that certain Option and  Exclusivity  Agreement
       -----------------
dated as of May 20, 2005 and as amended June 15, 2005, made by and between Purchaser and Seller.

      "PACE"  means  Paper,  Allied-Industrial,   Chemical  and  Energy  Workers
       ----
International Union, AFL-CIO on behalf of its Local #6-865

      "PACE Agreement" means the Collective  Bargaining Agreement between Seller
       --------------
and PACE, effective December 2, 2002 through December 2, 2007, and all contracts or successor agreements thereto.

      "Permitted  Encumbrances" mean,  collectively,  (a) minor imperfections of
       -----------------------
title,  if any,  none of  which  is  substantial  in  amount,  singly  or in the aggregate, or detracts from the value or impairs the use of any such asset subject thereto, (b) lessor's, materialmen's, mechanics', warehousemen's, carriers', repairmen's or other like liens arising in the ordinary course of business for amounts not yet due, (c) liens for current taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, (d) statutory liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and similar obligations which are not yet delinquent, and (e) liens or encumbrances created by Purchaser.

      "Person" means an individual, corporation,  partnership, limited liability
       ------
company, association, trust, unincorporated organization, or other entity.

      "Proceeding"  means a  judicial,  administrative  or  arbitral  proceeding
       ----------
(including a lawsuit or an investigation by a Governmental Authority), commencing with the institution of such proceeding through the issuance, service or delivery of the applicable Claim or other applicable event.

      "Products"  means the  products  listed on Section  1.1 of the  Disclosure
       --------
Schedule.

      "Supply  Agreement" means the Supply  Agreement  setting forth terms of an
       -----------------
arrangement between Purchaser (as Buyer) and Seller (as Supplier) under which Seller would also supply various operational services and utilities to Purchaser, in the form as mutually agreed by Seller and Purchaser.

      "Tax  Return"  means any  return,  statement  information  return or other
       -----------
document (including amendments thereto and supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

      "Tax" or "Taxes" means any taxes, assessments, fees and other governmental
       ---      -----
charges imposed by any Governmental Authority, including profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "UCC"  means the  Uniform  Commercial  Code as in  effect in the  relevant
       ---
jurisdiction.

      1.2  Interpretation.  Bold print or capitalized  references  herein to any
           --------------
"Section" shall refer to a Section of this Agreement, unless expressly indicating otherwise. The headings preceding the text of Articles and Sections included in this Agreement and the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein (unless otherwise specified) mean "including, without limitation" or "include, without limitation," respectively. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement (whether by cross referencing or incorporation or otherwise), such provision shall be interpreted as if only one such materiality qualification applied to it.

                                   ARTICLE 2
                                   ---------

                      Purchase and Sale of Acquired Assets
                      ------------------------------------

      2.1  Agreement  to Sell and  Purchase.  Upon the terms and  subject to the
           --------------------------------
conditions set forth herein, and in reliance on the respective representations and warranties of the parties, Seller shall sell the Acquired Assets to Purchaser, and Purchaser shall purchase such Acquired Assets from Seller, on the Closing Date and at the time and place of Closing referred to in Section 2.5 below, for the price and in accordance with the provisions specified in Article 3 hereof, free and clear of all Liens other than Permitted Encumbrances. The Acquired Assets shall be deemed to include all of Seller's right, title and interest in and to solely the following assets:

            (a) All finished goods, work in process and raw materials for the Products (including finished goods, work in process, raw materials and packaging and shipping materials in transit identified in Section 2.1(a) of the Disclosure Schedule) (collectively, the "Inventory");
                                                      ---------

            (b) The trademarks identified in Section 4.14(a) of the Disclosure Schedule (the "Trademarks") and all trade dress, trade names, brand names,
                     ----------
      service marks, logos,  logotypes and symbols dedicated  exclusively to the
      Products,   together   with  the  goodwill
      associated therewith, any registrations associated therewith, including any applications, renewals, modifications or extensions;

            (c) The patents and patent applications identified in Section 4.14(c) of the Disclosure Schedule (the "Patents") and all improvements,
                                                -------
      inventions and discoveries whether patentable or unpatentable relating exclusively to the Business;

            (d) The equipment,  machinery,  and personal property  identified in
      Section 2.1(d) of the Disclosure Schedule (the "Equipment");
                                                      ---------

            (e) All marketing materials to the extent dedicated exclusively to the promotion, marketing and advertisement of the Products;

            (f) All existing lists of the vendors, customers and distributors of the Products, including those identified in Section 4.22 of the Disclosure Schedule;

            (g) All know-how, trade secrets, copyrights in product documentation (including formulae, batch sheets, raw and finished goods specifications, quality control test methods and validation procedures) and other confidential or proprietary information relating exclusively to the Business, including those described in Section 2.1(g) of the Disclosure Schedule (the "Trade Secrets");
                     -------------

            (h) All rights under the agreements set forth in Section 2.1(h) of the Disclosure Schedule and all purchase orders entered into with respect to the Business to which the Seller is a party (each such agreement or purchase order an "Assigned Agreement" and, collectively, the "Assigned
                         -------------------                            --------
      Agreements"); and
      ----------

            (i) The Accounts Receivable, as set forth in Section 2.1(i) of the Disclosure Schedule.

      2.2  Excluded  Assets.  All  assets of Seller  which are not  specifically
           ----------------
listed as described in Section 2.1 are expressly excluded from the Acquired Assets being acquired by Purchaser hereunder, including any interest in the real property upon which the Facility is located except as specifically contemplated by the Lease.

      2.3 Assumed Liabilities. At the Closing on the Closing Date, Purchaser, as
          -------------------
additional consideration for the Acquired Assets, shall assume and agree to discharge, pay and perform when and as due the obligations relating to the Acquired Assets, including those obligations under the Assigned Agreements, arising during the period after the Closing (collectively, the "Assumed
                                                                         -------
Liabilities").
-----------

      2.4 Excluded Liabilities.  Other than (i) the Assumed Liabilities and (ii)
          --------------------
those liabilities and obligations to be assumed by Purchaser in accordance with the respective terms of the Lease, the Services Agreement and the Supply Agreement, Purchaser shall not assume, take subject to, or in any other manner be responsible for any liabilities or obligations whatsoever of Seller, including liabilities and obligations with respect to the following:

            (a) accounts or trade payables and accrued expenses;

            (b) inter-company or other transactions between Seller and any Affiliate of Seller;

            (c) Seller's current or former employees, agents, consultants or other independent contractors, whether nor not such Persons are employed by Purchaser after the Closing, relating to services performed, benefit accruals or claims accrued or incurred prior to the Closing, or with respect to employee benefit plans, at any time on or after the Closing Date, including obligations under any employment agreement or arrangement, compensation, incentives, deferred compensation, accrued payroll, accrued vacation pay, sick leave, severance, worker's compensation, unemployment compensation, employee welfare or retirement benefits, continuing health coverage, liabilities under the Worker Adjustment and Retraining Notification Act, and obligations or agreements to give preferential treatment to laid-off or terminated employees;

            (d) Taxes assessed to Seller for periods up to and including the Closing Date and any income, sales, use or similar taxes resulting from the transactions contemplated by this Agreement;

            (e) any violation on or prior to the Closing Date of any Environmental Law by Seller or any Person acting on behalf of Seller, or by the Person from or through which Seller acquired title to the Facility (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law);

            (f) any and all liabilities under any Environmental Law arising out of or otherwise in respect of any act, omission, event, condition or circumstance occurring or existing in connection with the Business or the Acquired Assets on or prior to the Closing Date, including liabilities relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Hazardous Substance, whether on-site or off-site, and
      (Y) any claim by any third party, including tort suits for personal or bodily injury, property damage or injunctive relief; and

            (g) any Proceeding by or before any Governmental Authority related to the Business and arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date;

((a) through (g) collectively, the "Excluded Liabilities").
                                    --------------------

      2.5  Closing.  The  consummation  of the purchase and sale of the Acquired
           -------
Assets (the "Closing") shall take place at the offices of DLA Piper Rudnick Gray
             -------
Cary US LLP, 203 North LaSalle  Street,  Chicago,  Illinois  commencing at 10:00
a.m. local time on June 30, 2005, or at such earlier time or place as the parties may mutually agree (hereinafter the "Closing Date"). Except as
                                                   -------------
contemplated by the Supply Agreement, possession of the Acquired Assets shall be delivered by Seller to Purchaser immediately following the Closing on the Closing Date. All costs and expenses incurred by Seller or Purchaser relating to the transport of the Acquired Assets to Purchaser at any time shall be borne exclusively by Purchaser, including freight and insurance charges. Further, Purchaser shall be solely responsible for the disassembly and removal of the Equipment from Seller's premises, including any and all repairs (and costs thereof) necessary to restore Seller's premises to a clean and reasonable condition following such disassembly and removal.

      2.6  Post-Closing  Audit.  The Purchaser may, at its own cost and expense,
           -------------------
cause an audit of the Equipment to be performed by Purchaser's accountants, or such other parties as the Purchaser may choose, so as to confirm receipt of the Equipment set forth in Section 2.1(d) of the Disclosure Schedule, provided that any such audit shall be completed within ninety (90) days after the Closing Date.

                                   ARTICLE 3
                                   ---------

                         Consideration and Payment Terms
                         -------------------------------

      3.1 Amount of Purchase Price.  The  consideration  to be paid to Seller by
          ------------------------
Purchaser for the Acquired Assets shall be the aggregate amount of Nine Million Eight Hundred Fifty Thousand Dollars ($9,850,000) plus (i) the total amount of the Inventory, as reflected on Section 2.1(a) of the Disclosure Schedule, (ii) the total amount of the Accounts Receivable, as reflected on Section 2.1(i) of the Disclosure Schedule, and (iii) such additional amounts, if any, determined pursuant to Section 3.2 below (collectively the "Purchase Price"). The amount of
                               --------------------------------
Purchase Price payable by Purchaser to Seller at Closing shall be the Purchase Price less (x) the amount actually received by Seller pursuant to the Escrow (including applicable interest pursuant thereto), and (y) the Earn Out Amount (as defined below) (the "Closing Date Purchase Price").
                         ---------------------------

      3.2 Earnout.
          -------

            (a) Purchaser shall pay Seller, as additional Purchase Price. an earnout (if any) calculated based on the sales by Purchaser of Modified Calcium 58B ("Sales") as follows: (i) two and one-half cents ($.025) per pound on Sales during the period commencing immediately after the Closing Date and ending on the first anniversary of the Closing Date which exceed 1,386,415 pounds ("Year One Earn Out"); (ii) three and one-half cents
                           -----------------
      ($.035) per pound on Sales during the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date which exceed 1,455,736 pounds ("Year Two Earn Out"); and
                                                        -----------------
      (iii) five cents ($.05) per pound on Sales during the period commencing the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date which exceed 1,528,523 pounds ("Year Three
                                                                      ----------
      Earn Out", collectively, the "Earn Out Amount"), each such one-year period
      --------                      ---------------
      constituting an "Earn Out Period". Within thirty (30) days after the close
                       ---------------
      of each Earn Out Period as provided in the preceding sentence, Purchaser shall provide Seller with a written statement setting forth the sales volume of Modified Calcium 58B for such Earn Out Period and the calculation of the respective Earn Out Amount (the "Earn Out Statement")
                                                           -------------------
      and shall permit Seller reasonable access to its records to verify the accuracy of Purchaser's calculation of the Earn Out Amount set forth in such Earn Out Statement. For purposes of this Section 3.2, a sale of Modified Calcium 58B shall be deemed to have occurred on the earlier of
      (x) when an order of Modified Calcium 58B is actually shipped to such customer, or (y) when it should have been shipped pursuant to the terms of the respective agreement or purchase order.

            (b) Seller may dispute any element of the Earn Out Statement or any calculation provided therewith by providing written notice to Purchaser of said disagreement, setting forth in detail the particulars of such disagreement, within ten (10) Business Days after Seller's receipt of the Earn Out Statement (the "Dispute Period"). In the event that Seller does
                               ---------------
      not provide such a notice of disagreement prior to the expiration of the Dispute Period, Seller shall be deemed to have accepted the Earn Out Statement and any calculation provided thereunder, which shall thereafter be final, binding, nonappealable and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use their reasonable efforts for a period of fifteen (15) Business Days (or such longer period as they shall mutually agree) to resolve any disagreements with respect to the Earn Out Statement and any calculation provided therewith. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing as may be mutually accepted by Purchaser and Seller (the "Independent CPA") shall resolve any
                                             ---------------
      remaining disagreements. The fees and expenses of the Independent CPA shall be paid one-half by each of Purchaser and Seller. The determination of the Independent CPA shall be final, conclusive, nonappealable and binding on the parties.

            (c) Any  additional  Purchase  Price due to Seller  pursuant to this
      Section 3.2 shall by paid by Purchaser within five (5) Business Days of the resolution of any dispute with respect to the Earn Out Statement or if there is no such dispute, within five (5) business days of the end of the Dispute Period. Any payment required under this Section 3.2 shall be made by wire transfer of immediately available funds to an account designated by Seller.

      3.3  Allocation of Purchase  Price.  The Purchase Price shall be allocated
           -----------------------------
among the Acquired Assets in the manner set forth in Section 3.3 of the Disclosure Schedule. After the Closing, the parties shall make consistent use of such allocation for all tax purposes and in all filings, declarations and reports with the Internal Revenue Services (the "IRS") in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code. Purchaser shall prepare and deliver IRS Form 8594 to the Seller within thirty (30) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any tax, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

      3.4 Payment of Closing Date Purchase  Price. At the Closing on the Closing
          ---------------------------------------
Date, in consideration of the sale, assignment and transfer of the Acquired Assets to Purchaser by Seller, Purchaser shall (i) pay the Closing Date Purchase Price to Seller in immediately available United States funds, by wire transfer to an account designated to Purchaser by Seller at least two (2) Business Days prior to the Closing Date, and (ii) assume the Assumed Liabilities, in accordance with the terms of the Assignment and Assumption Agreement.

                                   ARTICLE 4
                                   ---------

                    Representations and Warranties of Seller
                    ----------------------------------------

      Seller hereby represents and warrants to Purchaser on the date hereof and as of the Closing Date, as follows:

      4.1 Organization and Standing. Seller is a limited liability company which
          -------------------------
is duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has delivered to Purchaser complete and correct copies of the articles of organization and operating agreement, as amended, of Seller. Seller has all necessary limited liability company power and authority to engage in the Business as it is presently being conducted in all applicable jurisdictions, to own all property now owned by it in connection with the Business, and to lease all of the property used by it under lease in connection with the Business.

      4.2 Noncontravention. Except as set forth in Section 4.2 of the Disclosure
          ----------------
Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, with regards solely to the Business and the Acquired
Assets: (a) violate any provision of Law applicable to Seller; (b) conflict with, result in the breach or termination of any provision of, or constitute a default under Seller's articles of organization or operating agreement; (c) accelerate or permit the acceleration of any performance of any duty or obligation or the payment of any indebtedness required of Seller; (d) result in the creation of any Lien upon such property or assets of Seller which would prevent Purchaser from realizing the benefits otherwise presently attainable by Seller in connection with the Business or the Acquired Assets; (e) violate any order, ruling, writ, injunction, decree, license or permit of any Governmental Authority; or (f) be an event which would permit any party (other than Seller) to terminate any Assigned Agreement.

      4.3  Authorization;  Binding Effect.  This Agreement and each document and
           ------------------------------
instrument required to be delivered in connection herewith, and consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Managers of Seller, and have been duly executed and delivered on behalf of Seller and are effective in all respects as to Seller. This Agreement, the other Closing Documents, and each document and instrument required to be delivered by Seller to Purchaser in connection herewith, when duly executed and delivered by all the parties hereto or thereto, as the case may be, will be the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or general principals of equity.

      4.4  Financial  Information.   Attached  hereto  at  Section  4.4  of  the
           ----------------------
Disclosure  Schedule  is the  following  financial  information  relating to the
Business: (a) gross profit calculation for the Business showing gross sales of Products, costs of materials and packaging and Product gross profit for the twelve (12) month period ending December 31, 2004, and the three (3) month period ending March 31, 2005, (b) a fixed asset schedule as of March 31, 2005, and (c) a schedule of monthly working capital for the calendar years 2003 (July through December only) and 2004 (full year), and for the year 2005 through May (collectively, the "Financial Information"). The Financial Information (i) is in
                    ---------------------
accordance  with the books and
records of the Seller relating to the Business, and (ii) fairly presents the sales and cost of sales of the Business for the periods covered thereby and has been prepared in accordance with International Financial Reporting Standards consistently applied.

      4.5 Events Subsequent to December 31, 2004. Except to the extent set forth
          --------------------------------------
in Section 4.5 of the Disclosure Schedule, since December 31, 2004, Seller has not done or suffered, as applicable, any of the following with regards to the Business or the Acquired Assets:

            (a) transferred, leased or otherwise disposed of any of its assets or properties other than in the ordinary course of business consistent with past practices;

            (b) cancelled or compromised any debt or claim;

            (c) waived, released or terminated any material rights, Claims, contracts or leases, as applicable;

            (d) suffered any labor dispute, strike or other work stoppage;

            (e) transferred or granted any rights under any patent application, concession, lease, license, agreement, letter of patent, invention, trademark, trade name or copyright or with respect to know-how or any other asset similar to any of the foregoing;

            (f) suffered any material damage, destruction or loss, whether or not such damage, destruction or loss shall have been insured against;

            (g) suffered any material adverse change in the financial condition, properties or business not otherwise disclosed under subsection (f) immediately above;

            (h) made or entered into any contract or commitment to make any capital expenditure in excess of $50,000;

            (i) changed any method of accounting or accounting practice;

            (j) accelerated the collection of, or changed the collection policies related to, its accounts receivable; or

            (k) entered into any transaction other than in the ordinary course of business.

      4.6 Absence of Undisclosed Liabilities. Except as set forth in Section 4.6
          ----------------------------------
of the Disclosure Schedule, Seller has no knowledge of any Claims made or obligations incurred by Seller in connection with the manufacture or sale of the Products other than liabilities and obligations incurred in the ordinary course of business or in accordance with the terms of an Assigned Agreement.

      4.7  Compliance  with  Law.  Except as  disclosed  in  Section  4.7 of the
           ---------------------
Disclosure Schedule, Seller has complied in all material respects with all Laws (other than Environmental Laws) applicable to the Business.

      4.8 Title to Acquired Assets;  Condition of Assets. Except as set forth in
          ------------------------
Section 4.8 of the Disclosure Schedule, (a) Seller has good and marketable title to, or a valid leasehold interest in or license to, the Acquired Assets, free and clear of all Liens except for Permitted Encumbrances; (b) Seller owns all equipment, machinery and other personal property utilized in the operation of the Business as currently conducted; and (c) all such property (exclusive of inventories) is in good working condition and repair and fit for operation in the ordinary course of business, in each case ordinary wear and tear excepted.

      4.9  Facility;  Improvements.  Except as set forth in  Section  4.9 of the
           -----------------------
Disclosure Schedule:

            (a) Seller owns the Facility free and clear of all Encumbrances, except for Permitted Encumbrances. Seller is not a party to any agreement, other than this Agreement and the Lease to be entered into in connection herewith, to lease or sell the Facility to any Person.

            (b) The improvements constructed at the Facility are (i) in good operating condition and repair, subject to (x) ordinary wear and tear and deterioration consistent with the age and use thereof, and (y) normal ongoing maintenance and repair, and (ii) sufficient, when considered as a whole, for the operation of the Business as presently conducted.

      4.10  Environmental,  Health  and Safety  Matters.  Except as set forth in
            -------------------------------------------
Section 4.10 of the Disclosure Schedule, and with respect solely to the Business and the Facility:

            (a) Seller is in compliance, in each case in all material respects, with all Environmental Laws applicable to the Business.

            (b) A list of all material Permits required pursuant to Environmental Laws for the occupation of the Facility and the operation of the Business is set forth in Section 4.10 of the Disclosure Schedule. Without limiting the generality of the foregoing clause (a), Seller has obtained and is in compliance with, in each case in all material respects, all the permits, licenses and other authorizations set forth in Section
      4.10 of the Disclosure Schedule. Seller makes no representations or warranties regarding the divisibility of any of the permits, licenses or other authorizations set forth in Section 4.10 of the Disclosure Schedule or the need for Purchaser to obtain any new or different permits, licenses or other authorizations to allow continued operation of the Business at the Facility at any time following the Closing.

            (c) Seller has received no written notice regarding any actual or alleged material violation of Environmental Laws including any investigatory, remedial or corrective obligations, arising under Environmental Laws.

            (d) Seller has not treated, stored, disposed of, arranged for or knowingly permitted the disposal of, transport of, handling of, or release of any substance, including without limitation any Hazardous Substance, or owned or operated the Facility in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law currently in effect.

            (e) There have been no material environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of Seller relating to the Business since January 1, 2004, true and correct copies of which have not been delivered to Purchaser prior to the date hereof.

            (f) To Seller's knowledge, Seller has not presently incurred, and the Facility is not presently subject to, any unresolved liabilities (fixed or contingent) relating to any Claim asserted or arising under any Environmental Law.

            (g) To Seller's knowledge, all documents filed by or on behalf of Seller with any Governmental Authority pursuant to any Environmental Law in connection with the sale of the Business or the Acquired Assets were true, correct and complete and did not omit to state any fact required to be stated therein or necessary to make the statements therein not misleading.

      4.11  Litigation.  There is no  Proceeding  now  pending  or, to  Seller's
            ----------
knowledge, threatened, before any arbitrator or Governmental Authority to which Seller is a party, and which may reasonably be expected to result in any judgment, award, order, decree, liability, injunction, restraining order or other determination which will or could have a material adverse effect upon the Business or the Acquired Assets.

      4.12  Governmental  Consents.  Except as  disclosed in Section 4.12 of the
            ----------------------
Disclosure Schedule, Seller is not required to obtain any consents or other approvals from any Governmental Authority in order to consummate the transactions contemplated hereby.

      4.13  Assigned  Agreements.  Except as  disclosed  in Section  4.13 of the
            --------------------
Disclosure Schedule:

            (a) All Assigned Agreements are valid, in full force and effect and enforceable in accordance with their respective terms except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or general principals of equity, and Seller has not, nor to Seller's knowledge, has any other party thereto, breached any provision thereof.

            (b) The Assigned Agreements constitute all agreements to which Seller is a party that are material to the Business as currently conducted by Seller.

            (c) No consent by, notice to or approval from any third party is required under any of the Assigned Agreements as a result of or in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

            (d) Seller has delivered to Purchaser a complete copy of each Assigned Agreement.

      4.14 Intellectual Property.
           ---------------------

            (a) Set forth in Section 4.14(a) of the Disclosure Schedule is a list of all federal trademark registrations owned, or applications for registrations made, by Seller or Seller's parent company relating to the Products. Except as set forth in Section 4.14(a) of the Disclosure Schedule, Seller is the sole and exclusive owner of the Trademarks, and has the sole and exclusive right to use, license, sublicense, assign or sell the Trademarks without consent of any Person. To Seller's knowledge, the use of the Trademarks does not infringe upon the rights of any other Person. Seller has no knowledge of any infringement or improper use by any third party of the Trademarks, nor has Seller or Seller's parent company (with respect to those trademark registrations owned by such company) instituted any action, suit or proceeding in which an act constituting an infringement of any of the Trademarks was alleged to have been committed by a third party. Except as set forth in Section 4.14(a) of the Disclosure Schedule, there are no licenses, sublicenses or agreements relating to (i) the use by third parties of the Trademarks or (ii) the use by Seller of the Trademarks.

            (b) The  Trade  Secrets  constitute  all  know-how,  trade  secrets, product documentation, formulas and other confidential information material to the operation of the Business. All Trade Secrets are owned solely and exclusively by Seller and Seller or its agents are solely responsible for the development of such Trade Secrets. To Seller's knowledge, no Trade Secret (i) has been used, divulged or appropriated to the detriment of the Seller, or (ii) is subject to any adverse claim. All Trade Secrets are documented to the extent necessary to enable Purchaser, upon the Closing, to use the Trade Secrets for the purpose of manufacturing, using and selling the Products.

            (c) Set forth in Section 4.14(c) of the Disclosure Schedule is a list of all patent and patent applications owned by Seller relating to the Business. Seller is the sole and exclusive owner of the Patents, and has the sole and exclusive right to use, license, sublicense, assign or sell the Patents without liability to, or consent of, any Person. To Seller's knowledge, the use of the Patents does not infringe upon the rights of any third party of the Patents, nor has Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Patents was alleged to have been committed by a third party. Except as set forth in Section 4.14(c) of the Disclosure Schedule, there are no licenses, sublicenses or agreements relating to (i) the use by third parties of the Patents or (ii) the use by Seller of the Patents.

      4.15  Certain  Payments.  There have been no payments by Seller to agents,
            -----------------
consultants or other third parties which have not been in payment of bona fide fees or commissions with respect to the Business, and no bribes or illegal or improper payments have been made by Seller which, if any, would have an adverse effect on the Business subsequent to the Closing. To Seller's knowledge, neither the Internal Revenue Service nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by Seller of, or alleged to be of, the type described in this
Section 4.15.

      4.16  Licenses  and Permits.  Set forth in Section 4.16 of the  Disclosure
            ---------------------
Schedule are all licenses, authorizations and permits issued to Seller which are material to the conduct of the

Business  (collectively,  the  "Permits")  other  than  Permits  required  under
                                -------
Environmental Laws. Such Permits are valid and in full force and effect; provided, however, that no representation or warranty is made with respect to
--------   -------
the assignability of any of such Permits, or the continued force or effect thereof subsequent to the Closing. Seller has received no written notice of a violation with respect to any such Permit and no Proceeding is pending or, to Seller's knowledge, threatened, to revoke or limit any such Permit.

      4.17  Insurance.  Section  4.17  of the  Disclosure  Schedule  lists  each
            ---------
insurance policy (including policies providing casualty, liability and workers' compensation coverage) currently maintained by Seller which relates to the Business, the Acquired Assets or the Facility. 4.18 Product Warranties. Except to the extent disclosed in Section 4.18A of the Disclosure Schedule, no Person (including any Governmental Authority) has asserted any claim relating to product safety, product liability, warranties or guarantees with respect to any Product manufactured and sold by Seller, except those which have been resolved or remedied prior to Closing. Except as disclosed in Section 4.18A of the Disclosure Schedule, there is neither pending nor, to Seller's knowledge, threatened, any Proceeding against Seller under any Laws relating to product safety, warranties or guarantees. True, correct and complete copies of all currently effective product and service warranties of Seller with respect to the Products (including warranties not currently in effect with respect to current production or service, but which are in effect for Products provided by Seller prior to the date hereof) are set forth in Section 4.18B of the Disclosure Schedule.

      4.19 Transactions  with Certain Persons.  No officer,  member,  manager or
           ----------------------------------
employee of Seller, nor any member of any such person's family owns any assets used in or relating to the Business (other than incidental personal office items) or is presently a party to any material transaction with Seller relating to the Business (including, but not limited to, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as employees, officers or managers of Seller) such person.

      4.20 Brokers and Finders.  Other than Corporate Investment Partners (n/k/a
           -------------------
Corporate Fuel Partners), Seller has not engaged or authorized any finder, broker or investment banker to act on the behalf of Seller, either directly or indirectly, as a broker or finder in connection with the transactions contemplated hereby.

      4.21 Inventories.  All items of Inventory with respect to the Business and
           -----------
in existence on the Closing Date (or as of close of business on the day immediately prior to the Closing Date) have been acquired or manufactured in the ordinary course of business in material compliance with the applicable product specifications. Substantially all Inventory of Seller in existence on the Closing Date which consist of raw materials or work in progress are in good and useable condition, and all such Inventory of Seller which consist of finished goods are of a quantity and quality usable in the ordinary course of business.

      4.22 Customers and Vendors.  Section 4.22 of the Disclosure  Schedule sets
           ---------------------
forth: (i) a complete list of all of the customers of Seller relating to the Business, and (ii) a complete list of all vendors to Seller relating to the Business. Except as set forth in Section 4.22 of the

Disclosure Schedule, Seller has received no notice of any intention of any of its customers or vendors relating to the Business to terminate any of their agreements or arrangements with Seller. The terms "customers" and "vendors" as used in this Section 4.22 shall mean solely those customers and vendors of Seller since January 1, 2005.

      4.23 Employees. Section 4.23 of the Disclosure Schedule lists the names of
           ---------
the employees of Seller (as of the date hereof or as of the Closing Date, as applicable) whose primary job function is to perform services in connection with the Business, whether salaried, hourly, union or non-union, full-time or part-time, whether or not actively employed as of the date hereof, or as of the Closing Date, as applicable (including employees on temporary lay-off, vacation or leave of absence, whether maternity or family leave, sick leave, short-or long-term disability leave) ("Employees"), together with an indication of
                                 ---------
whether such employee is union or non-union (the "Employee List").  The Employee
                                                  -------------
List is true, correct and complete as of the date hereof, or as of the Closing Date, as applicable.

      4.24 Labor  Relations.  Except  for the PACE  Agreement  and a  collective
           ----------------
bargaining agreement with the International Union of Operating Engineers, Local #399, Seller is not a party to any collective bargaining agreement with any labor union. Except as set forth in Section 4.24 of the Disclosure Schedule, and with respect solely to the Business and the Employees:

            (a) there is neither pending, nor, to Seller's knowledge, threatened, any labor dispute, strike, lockout, work stoppage or other concerted interference which materially affects or which could reasonably be expected to materially affect the Business;

            (b) Seller is current in its payments of wages and benefits for the benefit of the Employees; and

            (c) since December 31, 2003, (i) Seller has received no written notice of any material grievances, complaints or charges with respect to employment or labor matters pending in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure that has not been fully resolved or concluded, and (ii) Seller has not received any demand for recognition or National Labor Relations Board representation petition of any kind.

      4.25 Absence of Questionable Payments. Neither the Seller nor, to Seller's
           --------------------------------
knowledge, any officer or Employee of Seller has: (i) used Seller for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities to government officials or others, or (ii) accepted any unlawful contributions, payments, gifts or expenditures on behalf of Seller.

      4.26  Information  Disclosed to Toller.  Seller has engaged,  from time to
            --------------------------------
time,  Watson Foods  Company,  Inc. (the "Toller") as a toll producer of certain
                                          ------
Products, and in such toll relationship has disclosed to the Toller the specifications for only the Products set forth in Section 4.26 of the Disclosure Schedule.

      4.27  Disclosure.  No  representation  or warranty  made by Seller in this
            ----------
Agreement, the Disclosure Schedule or any document delivered by or on behalf of Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 5
                                   ---------

                   Representations and Warranties of Purchaser
                   -------------------------------------------

      Purchaser represents and warrants to Seller on the date hereof and on the Closing Date, as follows:

      5.1  Organization,  Standing  and  Corporate  Authority.  Purchaser  is  a
           --------------------------------------------------
corporation which is duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has full power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the performance of Purchaser's obligations hereunder have been duly authorized by resolutions duly adopted by the Board of Directors of Purchaser and a copy of such resolutions, certified by the Assistant Secretary of Purchaser, shall be provided to Seller on or prior to the Closing Date.

      5.2 Brokers and  Finders.  Purchaser  has not  engaged or  authorized  any
          --------------------
broker, investment banker or other third party to act on its behalf, either directly or indirectly, as a broker or finder in connection with the transactions contemplated hereby.

      5.3 Binding Effect;  Governmental Consents. This Agreement and each of the
          --------------------------------------
instruments, documents and agreements to be delivered by Purchaser pursuant hereto has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and each of the instruments, documents and agreements to be delivered pursuant hereto by Purchaser, or is necessary for the consummation of any of the transactions contemplated by this Agreement, except as set forth herein.

      5.4 Noncontravention. The execution and delivery of this Agreement do not,
          ----------------
and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser under, any provisions of (a) the Articles of Incorporation or by-laws of Purchaser, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets.

                                   ARTICLE 6
                                   ---------

                               Covenants of Seller
                               -------------------

      6.1 Conduct of Business.  From the date hereof  until the Closing,  Seller
          -------------------
shall conduct the Business in the ordinary course of business, consistent with past practices. From the date hereof until the Closing, Seller shall not, without the prior written consent of Purchaser, take any of the following actions with respect to the Business:

            (a) grant any lien, pledge, security interest or other encumbrance upon any of the Acquired Assets;

            (b) sell any of the Acquired Assets, other than sales of inventory in the ordinary course of business, without replacing such asset with an asset of equal or greater function and value;

            (c) unless otherwise permitted or required herein, enter into any material contract, agreement or lease which would be required to be disclosed hereunder, or make any change in any existing contracts, agreements or leases other than in the ordinary course of business,

            (d) accelerate, terminate or cancel any Assigned Agreement;

            (e) accelerate customer orders, defer the payment of payables, grant discounts to customers other than in the ordinary course of business consistent with past practice, or make any other changes intended to increase the current income and cash collection of Seller prior to the Closing Date by accelerating revenues that would otherwise be collected after the Closing Date or deferring payments that would otherwise be expected to be made prior to the Closing Date;

            (f) agree or commit to do any of the foregoing; or

            (g) take or omit to be taken any action which could reasonably be expected to have a material adverse effect on the Business or the Acquired Assets.

      6.2  Confidentiality.  Seller  acknowledges  and  agrees  that it, and its
           ---------------
officers, managers, members, employees, agents and representatives, are subject to the provisions of the Confidentiality Agreement and Seller further covenants to comply with such provisions. After the Closing, Seller shall hold in confidence the terms of this Agreement and shall refrain from disclosing such information to any third party except to Seller's counsel, tax advisors or other business consultants or representatives, or as required by applicable law, or as required to comply with Seller's covenants hereunder.

      6.3 Access  Pending  Closing.  From the date hereof to and  including  the
          ------------------------
Closing Date, Seller shall permit Purchaser and Purchaser's accountants and other representatives, upon at least 24 hours prior notice and without material disruption to the Business, to have reasonable access to the books, records, offices, and other facilities of Seller relating to the Business during normal business hours for the purpose of investigating the financial condition and operations of Seller; provided,
                                                                       --------
however, that no such access or investigation shall be permitted if, in Seller's
-------
reasonable discretion, it would be likely to materially interfere with Seller's operation of the Business. Purchaser will be permitted to make copies of books and records relating solely to the Business, at Purchaser's sole expense and upon Seller's reasonable consent, and all of such information so copied shall be subject to the Confidentiality Agreement.

      6.4 Consents of Third  Parties.  Seller  hereby agrees to (i) use its best
          --------------------------
efforts to obtain all Consents which are required to be obtained by Seller in connection with the transactions contemplated by this Agreement, all of which shall be at Seller's sole cost and expense, and (ii) fully cooperate with Purchaser in obtaining all Consents which are required to be obtained by Purchaser in connection with the transactions contemplated by this Agreement.

      6.5 Closing  Documents.  At the Closing on the Closing Date,  Seller shall
          ------------------
execute and deliver to Purchaser the following agreements: (a) the Assignment and Assumption Agreement, (b) the Bill of Sale, (c) an assignment of the Trademarks, in a form mutually agreed to by Seller and Purchaser (the "Trademark
                                                                       ---------
Assignment"),  (d) an assignment of the Patents in a form mutually  agreed to by
----------
Seller and Purchaser (the "Patent  Assignment"),  (e) the Lease,  (f) the Supply
                           ------------------
Agreement, and (g) the Services Agreement.

      6.6 Employees,  Employee Benefits and Labor Relations.  Subject to Section
          -------------------------------------------------
7.6 hereof, and contingent upon the consent of the PACE union in accordance with Seller's obligation to enter into effects-bargaining with such union, Seller shall agree to provide the services of certain of its employees (which may or may not initially include the Employees) to Purchaser for a duration to coincide with the term of the Lease, and pursuant to the terms set forth in a services agreement in a form mutually agreed to by Seller and Purchaser (the "Services
                                                                        --------
Agreement").
---------

      6.7  Post-Closing  Collection of Accounts  Receivable.  After the Closing,
           ------------------------------------------------
Seller shall have no obligation or right to pursue the collection of Accounts Receivable. If Seller shall receive a payment from any customer with respect to the Accounts Receivable, Seller shall promptly remit such payment to Purchaser.

      6.8  Noncompetition.
           --------------

            (a) Seller agrees that during the period commencing upon the Closing Date and ending on the fifth (5th) anniversary thereof (such period being hereinafter referred to as the "Restricted Period"), Seller shall not,
                                        ------------------
      directly or indirectly, engage in the Business anywhere in North America; provided, however, that Seller's engagement in or operation of, directly
      --------   -------
      or indirectly, the lipid nutrition business, including engaging in encapsulation and/or agglomeration solely for such business, shall not be deemed a violation of this Section 6.8; and provided further that except
                                                   --------  -------
      with respect to Seller's absolute right within its sole discretion to sell the "out of spec" inventory identified in Section 2.1(a) of the Disclosure Schedule to any Person (whether or not competitive with Purchaser or the Business), which shall not be deemed a violation of this Section 6.8.

      Seller's only engagement in the Business during the period commencing on the Closing Date and ending on the Commencement Date (as defined in the Lease) shall be as contemplated by the Supply Agreement.

            (b) Ownership by Seller, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock or other equity interest of any corporation listed on a national securities exchange or publicly traded on an automated quotation system shall not constitute a breach of this Section 6.8.

            (c) Seller hereby agrees that (i) the restrictions and agreements contained in this Section 6.8 are a material inducement to Purchaser entering into this Agreement and are reasonable and necessary to protect the legitimate interests of Purchaser and (ii) any violation or breach of this Section 6.8 will cause substantial and irreparable harm to Purchaser that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, without limiting the remedies available to Purchaser, injunctive relief shall be available for any violation of this
      Section 6.8.

      6.9  Payment of Certain Fees. Seller shall pay when due, or shall cause to
           -----------------------
be paid, all investment banking or brokerage fees, legal fees and accounting fees which may be payable by Seller for the transactions contemplated herein.

      6.10  Environmental  Permits.   Seller  shall  reasonably  cooperate  with
            ----------------------
Purchaser, at Purchaser's expense, in connection with Purchaser's pursuit of the permit(s) described in Section 7.7 hereof.

      6.11  Regulatory Matters.
            ------------------

            (a) Seller shall transfer and assign its Drug Master File No. 9659 to Purchaser (such that Purchaser shall become the "Holder" of such Drug Master File), as permitted pursuant to applicable Laws, and after the Closing shall cooperate with Purchaser in the preparation and submission of a letter, in appropriate form to comply with Part VII E of the "Guideline for Drug Master Files" published by the FDA's Center of Drug Evaluation and Research, and any other required submissions to any Governmental Authority, for purposes of such assignment.

            (b) Seller shall transfer and assign its Labeler Code No. 061585 to Purchaser, as permitted pursuant to applicable Laws, and after the Closing shall cooperate with Purchaser in the preparation and submission of the appropriate Labeler Code Assignment Form 2656, or such other document required by the FDA, and any other required submission to any Governmental Authority, for purposes of such assignment.

                                   ARTICLE 7
                                   ---------

                             Covenants of Purchaser
                             ----------------------

      7.1 Payment of Certain Fees.  Purchaser shall pay when due, or shall cause
          -----------------------
to be paid, all investment banking or brokerage fees, legal fees and accounting fees which may be payable by Purchaser for the transactions contemplated herein.

      7.2 Consents of Third Parties. Purchaser hereby agrees to (i) use its best
          -------------------------
efforts to obtain all Consents which are required to be obtained by Purchaser in connection with the transactions contemplated by this Agreement, all of which shall be at Purchaser's sole cost and expense, and (ii) reasonably cooperate with Seller in obtaining all Consents which are required to be obtained by Seller in connection with the transactions contemplated by this Agreement.

      7.3  Confidentiality.  Purchaser  acknowledges and agrees that it, and its
           ---------------
officers, directors, employees, agents and representatives, are subject to the provisions of the Confidentiality Agreement and Purchaser further covenants to comply with such provisions. After the Closing, Purchaser shall hold in confidence the terms of this Agreement and shall refrain from disclosing such information to any third party except to Purchaser's counsel, tax advisors or other business consultants or representatives, or as required by applicable law, or as required to comply with Purchaser's covenants hereunder.

      7.4 Closing Documents. At the Closing on the Closing Date, Purchaser shall
          -----------------
execute and deliver to Seller (a) the Assignment and Assumption Agreement, (b) the Lease, (c) the Supply Agreement, and (d) the Services Agreement.

      7.5  Collection  of  Accounts  Receivable.  From and  after  the  Closing,
           ------------------------------------
Purchaser shall have the sole right and obligation to collect the Accounts Receivable for which it has paid Seller hereunder.

      7.6 Employees, Employee Benefits and Labor Relations. Purchaser desires to
          ------------------------------------------------
lease the services of certain of Seller's employees for a duration to coincide with the term of the Lease and for the purpose of performing certain of the operations of the Business which is transferred to Purchaser by the terms hereof. Accordingly, Purchaser shall (i) enter into the Services Agreement with Seller, (ii) cooperate with Seller and the PACE union in connection with Seller's obligation to enter into effects-bargaining with such union as a result of this Agreement and the contemplated leasing of employee services pursuant to the Services Agreement, which cooperation shall include participating in discussions from time to time, at Seller's request, with the PACE union regarding Purchaser's intentions with respect to the Facility upon the termination of the Lease and the Services Agreement.

      7.7 Environmental Permits.  Commencing immediately after the Closing Date,
          ---------------------
Purchaser shall actively and in good faith pursue obtaining the necessary permit relating to air emissions from the Illinois Environmental Protection Agency or other appropriate Governmental Authority, for purposes of operating the Facility as the owner of the Business and lessee of the Facility, and shall promptly provide a copy of such permit once issued and received by Purchaser. Purchaser hereby acknowledges and agrees that Seller shall have no duty or obligation to
(i) permit Purchaser to operate the Facility (except as contemplated by the Supply Agreement) or to lease the Facility from Seller, unless and until Purchaser obtains the appropriate air permit(s) in its own name, or (ii) add or include Purchaser, or Purchaser's operation of the Facility, to Seller's Title V air permit. Purchaser shall apprise Seller on a regular and frequent basis of the status of its efforts to obtain such permit(s).

      7.8  Regulatory Matters.
           ------------------

            (a) Purchaser shall cooperate with Seller in the preparation and submission of a letter, in appropriate form to comply with Part VII E of the "Guideline for Drug Master Files" published by the FDA's Center of Drug Evaluation and Research, and any other required submissions to any Governmental Authority, for purposes of transferring ownership of Seller's Drug Master File No. 9659 to Purchaser (such that Purchaser shall become the "Holder" of such Drug Master File), as permitted pursuant to applicable Laws.

            (b) Purchaser shall cooperate with Seller in the preparation and submission of the appropriate Labeler Code Assignment Form 2656, or such other document required by the FDA, and any other required submission to any Governmental Authority, for purposes of assigning Seller's Labeler Code No. 061585 to Purchaser, as permitted pursuant to applicable Laws.

                                   ARTICLE 8
                                   ---------

                  Conditions to Purchaser's Obligation to Close
                  ---------------------------------------------

      The obligation of Purchaser hereunder to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless otherwise waived, in writing, by Purchaser:

      8.1 Accuracy of Representations  and Warranties.  The  representations and
          -------------------------------------------
warranties of Seller contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects.

      8.2 Performance.  Seller shall have performed and complied in all material
          -----------
respects with all covenants and agreements required to be performed or complied with by Seller hereunder on or prior to the Closing Date.

      8.3 Closing  Documents.  Seller  shall have  delivered  to  Purchaser  the
          -----------------
following documents:

            (a) the Trademark Assignment with respect to Canadian trademarks, duly executed by Seller and dated as of the Closing Date;

            (b) the Trademark Assignment with respect to United States trademarks, duly executed by Seller's parent company, Loders Croklaan B.V. and dated as of a date on or before the Closing Date (to be effective on the Closing Date);

            (c) the Patent Assignment, duly executed by Seller and dated as of the Closing Date;

            (d) the Bill of Sale, duly executed by Seller and dated as of the Closing Date, conveying good and marketable title to all Acquired Assets not otherwise transferred or conveyed pursuant to Sections 8.3(a) and 8.3(b) above;

            (e) the Assignment and Assumption Agreement, duly executed by Seller and dated as of the Closing Date;

            (f) the Lease, duly executed by Seller, as lessor, to commence as of the Commencement Date;

            (g) the Services Agreement, duly executed by Seller, to commence as of the Commencement Date;

            (h) the Supply Agreement, duly executed by Seller and dated as of the Closing Date;

            (i) a copy of the written consent of the Managers of Seller authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby; and

            (j) a Certificate of Good Standing of Seller, dated within ten (10) days of the Closing Date and issued by the Secretary of State of the State of Illinois.

      8.4  Certificate  of Seller.  Purchaser  shall have received a certificate
           ----------------------
from Seller, signed by an officer of Seller and dated as of the Closing Date, certifying: (a) that the conditions set forth in Sections 8.1 and 8.2 hereof have been satisfied; and (b) specifying in which respects, if any, the representations and warranties of Seller contained herein are inaccurate on and as of the Closing Date.

                                   ARTICLE 9
                                   ---------

                   Conditions to Seller's Obligation to Close
                   ------------------------------------------

      The obligation of Seller hereunder to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless otherwise waived, in writing, by Seller:

      9.1 Accuracy of Representations  and Warranties.  The  representations and
          -------------------------------------------
warranties of Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects.

      9.2 Performance of Agreements. Purchaser shall have performed and complied
          -------------------------
in all material respect with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

      9.3  Closing  Documents.  Purchaser  shall  have  delivered  to Seller the
           ------------------
following:

            (a) the Assignment and Assumption Agreement, duly executed by Purchaser and dated as of the Closing Date;

            (b) the Supply Agreement, duly executed by Purchaser and dated as of the Closing Date;

            (c) the Lease; duly executed by Purchaser, as lessee, to commence as of the Commencement Date;

            (d) the Services Agreement, duly executed by Purchaser, to commence as of the Commencement Date;

            (e) a certified copy of the resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

            (f) a Certificate  of Good  Standing of Purchaser,  dated within ten
      (10) days of the Closing Date and issued by the Secretary of State of the State of Maryland; and

            (g) the Purchase Price, payable in accordance with Article 3 hereof.

      9.4  Certificate  of  Purchaser.  Seller shall have received a certificate
           --------------------------
from Purchaser, signed by an officer of Purchaser and dated as of the Closing Date, certifying without qualification or exception: (a) that the conditions set forth in Sections 9.1 and 9.2 above have been fully satisfied; and (b) specifying in which respects, if any, the representations and warranties of Purchaser, as applicable, herein are inaccurate on and as of the Closing Date.

                                   ARTICLE 10
                                   ----------

                                   Termination
                                   -----------

      10.1  Termination.  This Agreement may be terminated  without  limiting or
            -----------
waiving any other rights and remedies any party may have at law or in equity (including the indemnification provisions hereof, which shall survive any termination hereunder), at any time prior to the consummation of the Closing on the Closing Date:

            (a) upon the mutual written consent of Purchaser and Seller; or

            (b) by Purchaser, if any of the conditions set forth in Article 8 hereof shall not have been fully satisfied or waived in writing by Purchaser; or

            (c) by Seller, if any of the conditions set forth in Article 9 hereof shall not have been fully satisfied or waived in writing by Seller; or

            (d) by either Seller or Purchaser if the Closing has not occurred prior to the close of business on that date which is twenty(20) days immediately following the date hereof; provided that such failure to close
                                             --------
      is not due to the inaction of any Governmental Authority which is required to consent to the transaction contemplated hereby.

            (e) by either the Seller or the Purchaser if the other party hereto shall breach in any material respect any of its representations, warranties or obligations contained in this Agreement; provided, that such breach is not cured in all material respects within a three (3) day period commencing on the date written notice of such breach is received by the breaching party.

The right to terminate this Agreement pursuant to this Article 10 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or the Closing Date.

      10.2  Effect  of  Termination.  In the  event  of a  termination  of  this
            -----------------------
Agreement pursuant to Section 10.1 above:

            (a) each party shall return to the other party or destroy all documents concerning confidential information of the other party (and, upon request, certify as to the destruction thereof) in accordance with the terms of the Confidentiality Agreement;

            (b) subject to Section 10.2(c) below, no party shall have any liability or further obligation to the other party hereunder. No party shall be entitled to any monetary damages or injunctive relief (including specific performance) or any indemnification under Article 11 as a result of such termination;

            (c) the provisions of Sections 1.2, 6.2, 6.9, 7.1, 7.3, 12.1,  12.3,
      12.5, 12.11, 12.12 and 12.13 hereof shall survive the termination of this Agreement and remain in full force and effect; and

            (d) notwithstanding anything herein to the contrary, in no event shall any termination of this Agreement limit or restrict the rights and remedies of any party hereto against the other party which has willfully breached any of the provisions of this Agreement prior to termination thereof.

                                   ARTICLE 11
                                   ----------

                          Indemnification and Survival
                          ----------------------------

      11.1 Indemnification of Purchaser.  Subject to Section 11.8 hereof, Seller
           ----------------------------
agrees to indemnify, defend, and hold Purchaser and its Affiliates and their respective directors, officers, shareholders, agents, employees, successors and assigns harmless from and against any and all costs, expenses, losses, direct or indirect damages, fines, penalties or liabilities (including interest which may be imposed by a court in connection therewith), income taxes with respect to any indemnification payments hereunder, court costs, litigation expenses, reasonable attorneys' and paralegals' fees and accounting fees (collectively "Damages")
                                                                       -------
suffered, sustained or incurred by Purchaser or such other parties with respect to, arising from or in connection with, or alleged to result from, arise out of or in connection with:

            (a) a breach by Seller of any representation or warranty made or misrepresentation made by Seller in this Agreement and not waived by Purchaser in writing;

            (b)  a  breach  or   non-performance  by  Seller  of  any  covenant,
      restriction or agreement made by Seller in this Agreement and not waived by Purchaser in writing; or

            (c) any threatened or instituted Claim of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, to the extent that it relates to or arises from the Business or the Acquired Assets on or prior to the Closing Date.

      11.2 Indemnification of Seller. Purchaser agrees to indemnify,  defend and
           -------------------------
hold Seller and its Affiliates and their respective directors, officers, shareholders, agents, employees, successors and assigns harmless from and against any and all Damages suffered, sustained or incurred by Seller or such other parties with respect to, to the extent arising from or in connection with, or alleged to result from, arise out of or in connection with:

            (a) a breach by Purchaser of any representation or warranty made by Purchaser in this Agreement and not waived by Seller in writing; or

            (b) a breach or non-performance by Purchaser of any covenant, restriction or agreement made by Purchaser in this Agreement and not waived by Seller in writing; or

            (c) any threatened or instituted Claim of any kind whatsoever, which is instituted or commenced on or after the Closing Date, to the extent that it relates to or arises from Purchaser's ownership or operation of the Business or the Acquired Assets after the Closing Date, it being understood and agreed by Seller that this indemnification shall not be applicable with respect to any event, act, omission, occurrence or condition to the extent that it existed or commenced prior to the Closing Date and which continues or extends beyond the Closing Date.

      11.3 Procedure for Indemnification.
           -----------------------------

            (a) The party or parties which are entitled to be indemnified under this Article 11 (individually or collectively the "Indemnified Party")
                                                            ------------------
      shall promptly give notice to the indemnifying party after obtaining knowledge of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in this Article 11. If such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the indemnifying party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by the Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an indemnifying party to notify an Indemnified Party of its election to defend any such claim or action by a third party within fifteen (15) Business Days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action. If the indemnifying party elects to assume the defense of any such claim, the Indemnified Party shall have no further right to indemnification hereunder with respect to claims consisting of its legal fees and expenses, so long as the indemnifying party is continuing to defend such claim in good faith. With respect to any claim by a third party, upon the written request of the indemnifying party, the Indemnified Party shall make available to the indemnifying party all relevant information in the possession of the Indemnified Party that may be material to such claim. If the indemnifying party shall not undertake the defense of such claim, as provided herein, then the obligation of the Indemnified Party to furnish information, as aforesaid, shall cease.

            (b) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnifying party hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation. If the Indemnified Party elects to reject a settlement or compromise proposed by the indemnifying party, where the claim or cause of action can be resolved solely by the payment of monetary damages, the indemnifying party shall have no further obligation to defend the claim and the indemnifying party's indemnification liability to the Indemnified Party with respect to such claim shall be no more than the highest bona fide offer by the indemnifying party to settle or compromise any claim where the claimant states in writing that such offer of settlement or compromise is unconditionally acceptable to it but the settlement or compromise is prevented from occurring by any action or a withholding of consent or approval on the part of the Indemnified Party.

            (c) If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the indemnifying party shall deposit with the Indemnified Party a sum equivalent to the total amount deemed by such Indemnified Party's counsel to be reasonable, including such counsel's estimate of the fees and costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may reasonably deem appropriate and the indemnifying party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

            (d) The indemnifying party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

      11.4  Survival.  All covenants  and  agreements of the parties made herein
            --------
shall survive the Closing. Except as is otherwise expressly provided for in this
Section 11.4, representations and warranties of any party hereto set forth herein shall survive the Closing for a period of eighteen (18) months following the Closing Date. All representations and warranties of Seller contained in
Section 4.2 {Authorization}and Section 4.8 {Title}, and any representation and warranty which was known by Seller to be untrue when made, shall survive the Closing without limitation. Any representation and warranty of Purchaser which was known by Purchaser to be untrue when made shall survive the Closing without limitation.

      Any claim which either party makes against the other in writing prior to the expiration of the applicable cut-off period provided for in this Section
11.4 shall survive the expiration of such period and the party asserting the claim shall have the right to pursue the same in accordance with the applicable indemnification provisions provided for in this Agreement.

      11.5  Interest  Upon  Damages.  In addition to any amounts  payable by any
            -----------------------
indemnifying party to the Indemnified Party pursuant to Article 11 hereof, such indemnifying party shall pay to the Indemnified Party interest upon each portion or component of the Damages paid to the Indemnified Party at the six month LIBOR Rate, as published in the Wall Street Journal, calculated from the date such indemnifying party is obligated to make such payment through the date the Damages are paid in full.

      11.6 Minimum Threshold; Maximum Liability.
           ------------------------------------

            (a)  Notwithstanding  anything to the contrary  contained in Section
      11.1 or 11.2 above, Seller shall not be liable to Purchaser with respect to indemnities provided by them under Section 11.1 until such time as the aggregate Damages exceeds One Hundred Thousand Dollars ($100,000); provided, however, that in the event the aggregate Damages shall exceed
      --------   -------
      One Hundred Thousand Dollars ($100,000), then Seller shall be liable for all such Damages, including the first One Hundred Thousand Dollars ($100,000) of Damages.

            (b) Subject to Section 11.7 below, the maximum aggregate liability of Seller under Section 11.1 hereof shall be fifteen percent (15%) of the Purchase Price (the "Cap").
                           ---

      11.7  Exceptions  to the Cap.  The Cap shall not apply with respect to the
            ----------------------
breach by Seller of (i) any representation or warranty made by Seller herein that was known to be untrue when made, or (ii) the representations and warranties made by Seller pursuant to Section 4.1 {Organization}, 4.3 {Authorization}, 4.8 {Title}, or 4.21 {Brokers and Finders} hereof.

      11.8  Exclusive  Remedy.  Except for  remedies  that cannot be waived as a
            -----------------
matter of law, including without limitation, claims under applicable state and federal securities laws and fraud claims, the remedies provided for in this
Article 11 shall be the sole and exclusive remedies of the parties hereto and shall preclude assertion by any such party of any other rights or the seeking of any other remedies (whether in contract, tort or otherwise) against another party hereto with respect to the any matter covered by the indemnification provisions contained in this Article 11; provided that nothing herein shall be
                                           --------
construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have in equity for injunctive relief or specific performance.

                                   ARTICLE 12
                                   ----------

                                  Miscellaneous
                                  -------------

      12.1  Written  Agreement  to Govern.  This  Agreement,  together  with the
            -----------------------------
Disclosure Schedule and other documents required to be delivered pursuant hereto, including the Lease, the Services Agreement and the Supply Agreement, set forth the entire understanding and supersede all prior oral or written agreements among the parties hereto relating to the subject matter contained herein and all prior and contemporaneous discussions among the parties hereto are merged herein. No party hereto shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement, the Disclosure Schedule or the other documents to be delivered pursuant hereto, or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party.

      12.2  Severability.  The parties hereto expressly agree that it is not the
            ------------
intention of any party hereto to violate any public policy, statutory or common law rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement or any of the Exhibits is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, sentences, words, clauses or combinations thereof shall be modified to the extent necessary to make them enforceable or, if necessary, shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties hereto.

      12.3 Notices and Other Communications. Every notice or other communication
           --------------------------------
required, contemplated or permitted by this Agreement by any party shall be in writing and shall be delivered either by personal delivery, telegram, telecopy/facsimile (provided receipt thereof is confirmed in writing on the date of receipt by the recipient thereof), private courier service or postage prepaid, return receipt requested certified or registered mail, addressed to the party to whom intended at the following address:

            (a)   If to Seller:

                  Loders Croklaan USA, LLC
                  24708 West Durkee Road
                  Channahon, IL 60410
                  Fax: (815) 730-5202
                  Attn: Donald C. Grubba, President

                  With a copy to:

                  DLA Piper Rudnick Gray Cary US LLP
                  203 North LaSalle Street
                  Suite 1900
                  Chicago, Illinois 60601
                  Fax: (312) 236-7516
                  Attn: Mark A. Gershon, Esq.

            (b)   If to Purchaser:

                  Balchem Corporation
                  P. O. Box 600
                  52 Sunrise Park Road
                  New Hampton, NY  10958
                  Fax: (845) 326-5702
                  Attn: Dino A. Rossi, President and CEO

                  With a copy to:

                  Balchem Corporation
                  P. O. Box 600
                  52 Sunrise Park Road
                  New Hampton, NY  10958
                  Fax: (845) 326-5702
                  Attn: Matthew D. Houston, General Counsel

or at such other address as the intended recipient previously shall have designated by written notice. Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or the date of attempted delivery where delivery is refused by the intended recipient. All notices and communications required, contemplated or permitted by this Agreement to be delivered in person or by telecopy shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of delivery. Any notice transmitted by telegram shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date said notice is delivered to the telegram company for transmission.

      12.4  Counterparts.  This  Agreement  may be  executed  in any  number  of
            ------------
counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

      12.5 Law to Govern. The validity,  construction and enforceability of this
           -------------
Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflicts of laws rules. Each of the parties waives to the fullest extent permitted by law (i) any right to trial by jury in any action, suit or proceeding brought to enforce, defend or interpret any rights or remedies under, or arising in connection with or relating to, this Agreement, and (ii) the right to pursue punitive damages in connection with any dispute hereunder or related hereto.

      12.6 Successors and Assigns;  Assignment.  This Agreement shall be binding
           -----------------------------------
upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. No party hereto may assign this Agreement or its rights and obligations hereunder without the prior written consent of the other party.

      12.7  Further  Assurances.  At any time on or  after  the  Closing  on the
            -------------------
Closing Date, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated by this Agreement or otherwise carry out the purpose of this Agreement.

      12.8  Disclosure  Schedule.  The Disclosure  Schedule  referred to herein,
            --------------------
whether or not attached hereto, is incorporated herein by such reference as if fully set forth in the text hereof.

      12.9  Modification.  The parties to this  Agreement may, by mutual written
            ------------
consent executed by all of the parties hereto, modify or supplement this Agreement.

      12.10  Waiver  of  Provisions.  The  terms,  covenants,   representations,
             ----------------------
warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

      12.11  Expenses.  Each party will bear all of its own respective  expenses
             --------
incurred in the negotiation and consummation of the transactions contemplated hereby, including all legal and accounting fees.

      12.12 Public Statements.  Neither Seller nor Purchaser shall,  without the
            -----------------
prior written approval of the other, issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, except that (i) the parties may make disclosures with respect to this Agreement as may be required by federal or state law or regulations or pursuant to applicable regulatory requirements, if any, and (ii) the parties may, by mutual verbal approval, make any such announcement or statement to customers or suppliers of Seller relating to the Business. Prior to the Closing, the parties will cooperate and coordinate with one another with respect to responses to the public, media or inquires from customers or suppliers of the Business.

      12.13 Dispute Resolution.
            ------------------

            (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 12.13. The parties hereto shall first use reasonable efforts to settle all Disputes without resorting to mediation or arbitration or otherwise.

            (b) If a Dispute shall not be resolved between the parties within fifteen (15) days after notice of such Dispute is first provided, in writing, to the other party, the parties shall be obligated to initiate mediation of the Dispute with the Chicago, Illinois office of the American Arbitration Association (the "AAA"), to be mediated by one mediator from the AAA as identified and agreed upon by the parties. The parties shall share the costs of such mediation equally.

            (c) If a Dispute shall not be resolved through mediation as set forth in Section 12.13(b) above within forty-five (45) days after the Dispute is submitted for mediation, then the parties shall submit such Dispute for binding arbitration to the Chicago, Illinois office of the AAA in accordance with its commercial arbitration rules then in effect [including the supplementary procedures for large complex disputes] (the "AAA Rules"). Any such Dispute shall be determined by a panel of three (3)
       ---------
      neutral  arbitrators,   acting  by  majority  vote  (the  "Panel").   Upon
                                                                 -----
      submission of the Dispute to the AAA, the parties shall obtain a list of ten (10) arbitrators approved by the AAA. Each of the parties shall choose one arbitrator, and the first two (2) arbitrators so chosen shall choose the third arbitrator to serve on the Panel. If an arbitrator on the Panel becomes unable to serve, his or her successors shall be similarly selected or appointed. The Panel may award any relief which it shall deem proper in the circumstances, without regard to the relief which would otherwise be available to either party hereto in a court of law or equity, including an award of money damages (including interest on unpaid amounts, calculated from the due date of any such amount, at a rate per annum determined by said arbitrator, but excluding punitive damages), specific performance and injunctive relief. The award and findings of such Panel shall be final, conclusive and binding upon the parties thereto, and judgment upon such award may be entered in any court of competent jurisdiction. The award shall be in writing and shall specify the factual and legal basis for the award. Any party against whom an arbitrator's award shall be issued shall not, in any manner, oppose or defend against any suit to confirm such award, or any enforcement proceedings brought against such party, whether within or outside of the United States of America, with respect to any judgment entered upon the award, and such party hereby consents to the entry of a judgment against such party, in the full amount thereof, or other relief granted therein, in any jurisdiction in which such enforcement is sought. The Panel may cause the party against whom the arbitrator's award is issued to pay the fees of the arbitrator. The parties hereto hereby consent to the jurisdiction of any applicable state or federal court of general jurisdiction located in the County of Cook, State of Illinois for enforcement of any award and each irrevocably submits to the jurisdiction of such courts and waives any objection he or it may have to either the jurisdiction or venue of such court.

                             Signature page follows.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                    PURCHASER:

                                    BALCHEM CORPORATION, a Maryland
                                    corporation

                                    /s/ Dino A. Rossi
                                    --------------------------------------------
                                    By: Dino A. Rossi
                                        Its: President & Chief Executive Officer



                                    SELLER:

                                    LODERS CROKLAAN USA, LLC, an
                                    Illinois limited liability company

                                    /s/ Donald C. Grubba
                                    --------------------------------------------
                                    By: Donald C. Grubba
                                        Its: President